EXHIBIT 99.1
LGI Homes, Inc. Reports First Quarter 2019 Results
THE WOODLANDS, Texas, May 7, 2019 (GLOBE NEWSWIRE) - LGI Homes, Inc. (Nasdaq:LGIH) today announced results for the first quarter 2019.
First Quarter 2019 Results and Comparisons to First Quarter 2018

•	Net Income of $18.3 million, or $0.81 Basic EPS and $0.73 Diluted EPS

•	Net Income Before Income Taxes of $21.7 million

•	Home Sales Revenues increased 3.1% to $287.6 million

•	Home Closings remained similar at 1,228

•	Average Home Sales Price increased 4.4% to $234,197

•	Gross Margin as a Percentage of Homes Sales Revenues was 23.1% as compared to 24.8%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 25.1% as compared to 26.4%

•	Active Selling Communities at March 31, 2019 increased to 87 from 79

•	50,700 Total Owned and Controlled Lots at March 31, 2019
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Management Comments
“The first quarter provided a solid start to the year with 1,228 homes closed,” said Eric Lipar, the Company’s Chief Executive Officer and Chairman of the Board. “LGI Homes continues to benefit from our strategic focus on the entry-level buyer. Throughout the quarter we saw continued demand for affordable homes coupled with a positive response from buyers to lower interest rates resulting in an 8% increase in net orders over the first quarter of last year.”
“First quarter performance, year-over year, was impacted by lower overall margins, our acquisition of Wynn Homes, and increased construction overhead due to our targeted growth. Although revenues were similar we incurred additional costs primarily associated with marketing and personnel related to our geographic and community count expansion.”
“Overall, we remain optimistic on industry dynamics and are encouraged by the strength of our sales in recent months. We are confident in our ability to deliver robust results and believe we are on track to meet our goal of 6,900 to 7,800 home closings in 2019 and generate basic EPS in the range of $7.00 to $8.00 per share,” Lipar concluded.
2019 First Quarter Results
Home closings during the first quarter of 2019 totaled 1,228 showing a slight decrease of 1.3% from 1,244 home closings during the first quarter of 2018. This decrease was primarily attributable to decreases in home closings in the Northwest and Florida divisions mostly due to close out of or transition between communities.  The decrease was partially offset by increases in home closings in the Southeast and West divisions during the first quarter of 2019 as compared to the first quarter of 2018. At the end of the first quarter active selling communities increased to 87, up from 79 communities at the end of the first quarter of 2018.
Home sales revenues for the first quarter of 2019 were $287.6 million, an increase of $8.6 million, or 3.1%, over the first quarter of 2018. The increase in home sales revenues is primarily due to the increase in the average home sales price during the first quarter of 2019, partially offset by the decrease in home closings.
The average home sales price was for the first quarter of 2019 was $234,197, an increase of $9,901, or 4.4%, over the first quarter of 2018. This increase in average home sales price was primarily due to changes in product mix, higher price points in certain new markets and increases in sales prices in existing communities.

Gross margin as a percentage of home sales revenues for the first quarter of 2019 was 23.1% as compared to 24.8% for the first quarter of 2018. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the first quarter of 2019 was 25.1% as compared to 26.4% for the first quarter of 2018. This decrease in gross margin as a percentage of home sales revenues is primarily due to a combination of higher construction costs, construction overhead, lot costs, and to a lesser degree purchase accounting, partially offset by higher average home sales price for the first quarter of 2019 as compared to the first quarter of 2018. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income of $18.3 million, or $0.81 per basic share and $0.73 per diluted share, for the first quarter of 2019 decreased $9.0 million, or 32.8%, from $27.3 million, or $1.23 per basic share and $1.10 per diluted share, for the first quarter of 2018. The decrease in net income is primarily attributed to lower gross margin, increased advertising and additional costs realized from the increase in personnel associated with the increase in community count and start-up costs in the Southeast, partially offset by a higher average sales price realized during the first quarter of 2019 as compared to the first quarter of 2018.
On May 6, 2019, the Company entered into a Fourth Amended and Restated Credit Agreement with several financial institutions, and Wells Fargo Bank, National Association, as administrative agent (the “Credit Agreement”), which amends and restates and has substantially similar terms and provisions to the 2018 Credit Agreement and provides for a $550.0 million revolving credit facility, which can be increased at the request of the Company by up to $100.0 million, subject to the terms and conditions of the Credit Agreement.
Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company reaffirms its prior 2019 guidance. The Company believes it will have between 105 and 115 active selling communities at the end of 2019, close between 6,900 and 7,800 homes in 2019, and generate basic EPS between $7.00 and $8.00 per share during 2019. In addition, the Company believes 2019 gross margin as a percentage of home sales revenues will be in the range of 23.5% and 25.5% and 2019 adjusted gross margin (non-GAAP) as a percentage of home sales revenues will be in the range of 25.5% and 27.5% with capitalized interest accounting for substantially all of the difference between gross margin and adjusted gross margin. The Company also believes that the average home sales price in 2019 will be between $235,000 and $245,000. This outlook assumes that general economic conditions, including interest rates and mortgage availability, in the remainder of 2019 are similar to those experienced in the first quarter of 2019 and that average home sales price, construction costs, availability of land, land development costs and overall absorption rates in the remainder of 2019 are consistent with the Company’s recent experience. In addition, this outlook assumes that none of the Company’s 4.25% Convertible Notes due 2019 ($70.0 million aggregate principal amount currently outstanding) are converted prior to their maturity on November 15, 2019.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, May 7, 2019 (the “Earnings Call”). The Earnings Call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer.
Participants may access the live webcast by visiting the Investor Relations section of the Company’s website at www.LGIHomes.com. The Earnings Call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the webcast will be available on the Company’s website for approximately 12 months. A replay of the Earnings Call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, using conference id “7796845”. This replay will be available until May 14, 2019.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina, Washington, Tennessee, Minnesota, Oklahoma, Alabama, California, Oregon, Nevada and West Virginia. The Company has a notable legacy of more than 16 years of homebuilding operations, over which time it has closed over 30,000 homes. For more information about the Company and its new home developments please visit the Company’s website at www.LGIHomes.com.
Forward-Looking Statements
Any statements made in this press release or on the Earnings Call that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning projected 2019 home closings, year-end selling communities, basic earnings per share, gross margin as a percentage of home sales revenues, adjusted gross margin as a percentage of home sales revenue, and average home sales price, as well as market conditions and possible or assumed future results of operations, including descriptions of the Company’s business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release or listen to the Earnings Call, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	March 31,	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$35,084	$46,624
Accounts receivable	31,987	42,836
Real estate inventory	1,290,855	1,228,256
Pre-acquisition costs and deposits	43,698	45,752
Property and equipment, net	1,478	1,432
Other assets	19,943	15,765
Deferred tax assets, net	1,140	2,790
Goodwill and intangible assets, net	12,018	12,018
Total assets	$1,436,203	$1,395,473

LIABILITIES AND EQUITY
Accounts payable	$14,690	$9,241
Accrued expenses and other liabilities	68,512	76,555
Notes payable	676,075	653,734
Total liabilities	759,277	739,530

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 23,964,730 shares issued and 22,925,730 shares outstanding as of March 31, 2019 and 23,746,385 shares issued and 22,707,385 shares outstanding as of December 31, 2018	239	237
Additional paid-in capital	244,635	241,988
Retained earnings	450,108	431,774
Treasury stock, at cost, 1,039,000 shares	(18,056)	(18,056)
Total equity	676,926	655,943
Total liabilities and equity	$1,436,203	$1,395,473

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2019	2018
Home sales revenues	$287,594	$279,024

Cost of sales	221,290	209,765
Selling expenses	26,791	22,949
General and administrative	18,438	15,440
Operating income	21,075	30,870
Loss on extinguishment of debt	—	175
Other income, net	(619)	(532)
Net income before income taxes	21,694	31,227
Income tax provision	3,360	3,925
Net income	$18,334	$27,302
Earnings per share:
Basic	$0.81	$1.23
Diluted	$0.73	$1.10

Weighted average shares outstanding:
Basic	22,744,726	22,188,121
Diluted	25,086,183	24,772,027

Non-GAAP Measures

In addition to the results reported in accordance with U.S. GAAP, the Company has provided information in this press release relating to adjusted gross margin.
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact results, the utility of adjusted gross margin information as a measure of operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that our management believes to be most directly comparable (dollars in thousands):

	Three Months Ended March 31,
	2019	2018
Home sales revenues	$287,594	$279,024
Cost of sales	221,290	209,765
Gross margin	66,304	69,259
Capitalized interest charged to cost of sales	5,394	4,312
Purchase accounting adjustments (1)	630	(3)
Adjusted gross margin	$72,328	$73,568
Gross margin % (2)	23.1%	24.8%
Adjusted gross margin % (2)	25.1%	26.4%

(1)
Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.

(2)	Calculated as a percentage of home sales revenues.

Home Sales Revenues, Home Closings, Average Home Sales Price, Average Community Count and Average Monthly Absorption Rates by Reportable Segment
(Revenues in thousands, unaudited)

	Three Months Ended March 31, 2019
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$124,197	578	$214,874	32.0	6.0
Northwest	36,254	99	366,202	11.0	3.0
Southeast	52,414	230	227,887	19.0	4.0
Florida	28,912	142	203,606	11.0	4.3
West	45,817	179	255,961	11.3	5.3
Total	$287,594	1,228	$234,197	84.3	4.9

	Three Months Ended March 31, 2018
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$107,498	521	$206,330	29.3	5.9
Northwest	57,173	155	368,858	10.3	5.0
Southeast	45,108	229	196,978	17.0	4.5
Florida	42,443	209	203,077	11.3	6.2
West	26,802	130	206,169	9.0	4.8
Total	$279,024	1,244	$224,296	76.9	5.4

CONTACT:     Investor Relations:
        Caitlin Stiles, (281) 210-2619
        InvestorRelations@LGIHomes.com